EXHIBIT 4.18

AMENDING AGREEMENT NO. 4

THIS AGREEMENT made the 25th day of March, 2003.

BETWEEN:

ONCOLYTICS BIOTECH INC.
(“Oncolytics”)

— and —

DOUGLAS BALL
(“Ball”)

        WHEREAS Oncolytics and Ball entered into an Employment Agreement dated the 16th day of May, 2000 (the “Employment Agreement”) which has been amended by Amending Agreements dated January 1, 2001, January 1, 2002 and August 23, 2002;

        AND WHEREAS the parties wish to amend the Employment Agreement;

        NOW THEREFORE the parties agree as follows:

Section 1 – Amendments

        The Employment Agreement is hereby amended by replacing Section 3(1) with the following:

“Oncolytics shall pay Ball a salary of ONE HUNDRED EIGHTY-ONE THOUSAND TWO HUNDRED EIGHTY ($181,280.00) DOLLARS CANADIAN per annum, exclusive of bonuses, benefits and other compensation, payable in equal installments of SEVEN THOUSAND FIVE HUNDRED FIFTY-THREE DOLLARS and THIRTY-THREE CENTS ($7,553.33) CANADIAN on the 15th and last day of each month.”

Section 2 – Effective Date

(1)     This Amending Agreement shall be effective from and after January 1, 2003.

(2)     In all other respects the parties confirm that the Employment Agreement, as amended, shall remain in full force and effect.

        IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

ONCOLYTICS BIOTECH INC.

Per: /s/ Brad Thompson
Brad Thompson
President & CEO

/s/ Debbie Burgess	/s/ Douglas Ball
WITNESS	DOUGLAS BALL